Exhibit 99.1

ImmuCell

ImmuCell Announces Financial Results for

Second Quarter of 2018

For Immediate Release

PORTLAND, Maine – August 13, 2018 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle, today announced its financial results for the quarter ended June 30, 2018.

Management Discussion:

“As reported in a press release on July 10, 2018 announcing preliminary sales results, our product sales during the second quarter were up 72% to $3 million in comparison to the second quarter of 2017,” commented Michael F. Brigham, President and CEO. “The second quarter results benefitted from the shipping of approximately $901,000 of bivalent formats of First Defense® (Dual-Force™ First Defense®) that were on backlog as of March 31, 2018. The results for the six-month period ended June 30, 2018 normalize for the timing impact of the shipping of this backlog between the quarters.”

Second Quarter Sales Results:

•	During the quarter ended June 30, 2018, total product sales increased by approximately $1.3 million to $3 million compared to $1.7 million during the same period in 2017, an increase of 72%.
•	During the six-month period ended June 30, 2018, total product sales increased by approximately $602,000 to $5.9 million compared to $5.3 million during the same period in 2017, an increase of 11%.
•	During the rolling twelve months ended June 30, 2018, total product sales increased by approximately $1.6 million to $11 million compared to $9.5 million during the same period ended June 30, 2017, an increase of 16%.
•	Sales of the First Defense® product line increased by 74% and 16% during the quarter and six-month period ended June 30, 2018, respectively, in comparison to the same periods ended June 30, 2017.

Management Discussion (continued):

Mr. Brigham continued, “The market’s response to our newly introduced Tri-Shield™ First Defense® has been very strong, which is a good indication that dairy and beef producers value the ability to protect newborn calves with immediate immunity from the three most common scours-causing pathogens – E. coli, coronavirus and rotavirus – in one preventative treatment at birth. Additionally, in the short time that the product has been on the market, we have gained substantial traction with our Beyond Vaccination® message that positions the product as a viable substitute for traditional dam-level scours vaccine programs. This is a large new market opportunity. Because we are currently experiencing limited supply to the market, our sales strategy has pivoted to a controlled test marketing approach with the expectation of re-launching the product on a broad basis with better inventory supply during the first half of 2019.”

Additional Second Quarter Results:

•	Product development expenses were $762,000 and $387,000 during the three-month periods ended June 30, 2018 and 2017, respectively, an increase of approximately $375,000 or 97%.

•	Product development expenses were $1.3 million and $727,000 during the six-month periods ended June 30, 2018 and 2017, respectively, an increase of approximately $618,000 or 85%.

These increased expenses were incurred as the Company invested to gain regulatory approval to launch its new products.

•	Net (loss) was ($798,000), or ($0.15) per share, during the three-month period ended June 30, 2018 in comparison to a net (loss) of ($218,000), or ($0.05) per share, during the three-month period ended June 30, 2017.

•	Net (loss) was ($1,019,000), or ($0.19) per share, during the six-month period ended June 30, 2018 in contrast to net income of $366,000, or $0.07 per diluted share, during the first six months of 2017.

During the second quarter of 2018, the Company recorded non-cash income tax expense of approximately $563,000 to record a full valuation allowance against its net deferred tax assets. This reserve was required given that the Company is currently incurring a net loss and projects additional net losses in the near term, largely due to a lower gross margin on sales and ongoing development costs necessary to bring its new products to market. However, the Company believes that it will return to profitability and utilize these assets before they expire.

•	Cash provided by operating activities was approximately $271,000 and $1.1 million during the six-month periods ended June 30, 2018 and 2017, respectively.

Balance Sheet Data as of June 30, 2018:

•	Cash and cash equivalents decreased to $2.5 million as of June 30, 2018 from $3.8 million as of December 31, 2017.
•	Net working capital decreased to $4.5 million as of June 30, 2018 from $5.4 million as of December 31, 2017.
•	Stockholders’ equity decreased to $22.8 million as of June 30, 2018 from $23.6 million as of December 31, 2017.

The Company estimates that only approximately $125,000 remains to be spent on its Nisin production facility as of June 30, 2018, which would complete the project just under its $21 million budget. During the third quarter of 2018, it initiated production of the registration batches required for FDA approval of its Nisin-based intramammary treatment for subclinical mastitis without a milk discard. The first phased Nisin Drug Substance CMC Technical Section submission to the FDA is anticipated at the end of the third quarter or early in the fourth quarter of 2018. A second phased submission, which would include responses to the first phased review and the Drug Product data, is expected to be filed in the middle of 2019. This timeline supports obtaining FDA approval by late 2019 or during the first half of 2020.

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Non-GAAP Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release, however, should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe the non-GAAP net (loss) income before income taxes and before certain non-cash expenses assists management and investors in comparing our performance across reporting periods on a consistent basis by excluding these non-cash charges that we do not believe are indicative of our core operating performance from our net (loss) income before income taxes. We define non-GAAP net (loss) income before income taxes and before certain non-cash expenses by adding certain non-cash expenses to our net (loss) income before income taxes, as indicated in the table below:

	For the Three-Month Periods Ended June 30,		For the Six-Month Periods Ended June 30,
	2018	2017	2018	2017

Net (loss) income before income taxes	($297,000)	($302,000)	($567,000)	$586,000
Depreciation	281,000	208,000	561,000	421,000
Amortization	9,000	9,000	18,000	17,000
Stock-based compensation	97,000	54,000	168,000	101,000
Net income (loss) before income taxes and certain non-cash expenses	$90,000	($31,000)	$180,000	$1,125,000

Conference Call:
Interested parties can access the conference call scheduled by the Company to review these results by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 9:00 AM ET Tuesday, August 14, 2018. A teleconference replay of the call will be available for six days at (877) 344-7529 (toll free) or (412) 317-0088 (international), confirmation #10122008.

About ImmuCell:
ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company is developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: http://www.immucell.com.

Financial Tables to Follow

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ImmuCell Corporation

Unaudited Condensed Statements of Operations

	For the Three-Month Periods Ended June 30,		For the Six-Month Periods Ended June 30,
(In thousands, except per share amounts)	2018	2017	2018	2017

Product sales	$3,015	$1,750	$5,896	$5,294
Costs of goods sold	1,528	828	3,049	2,220
Gross margin	1,487	922	2,847	3,074

Sales, marketing and administrative expenses	918	800	1,873	1,694
Product development expenses	762	387	1,345	727
Operating expenses	1,680	1,187	3,218	2,421

NET OPERATING (LOSS) INCOME	(193)	(265)	(371)	653

Other expenses, net	103	36	195	67

(LOSS) INCOME BEFORE INCOME TAXES	(296)	(301)	(566)	586

Income tax expense (benefit)	502	(83)	453	220

NET (LOSS) INCOME	($798)	($218)	($1,019)	$366

Weighted average common shares outstanding:
Basic	5,481	4,848	5,480	4,848
Diluted	5,481	4,848	5,480	4,943
NET (LOSS) INCOME PER SHARE:
Basic	($0.15)	($0.05)	($0.19)	$0.08
Diluted	($0.15)	($0.05)	($0.19)	$0.07

Unaudited Selected Balance Sheet Data (In thousands)

	As of June 30, 2018	As of December 31, 2017

Cash and cash equivalents	$2,515	$3,799
Net working capital	4,453	5,443
Total assets	32,741	34,299
Stockholders’ equity	$22,814	$23,595

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Cautionary Statement Regarding Forward-looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the value of our deferred tax assets; projections about depreciation expense and its impact on income for book and tax return purposes; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold associated with our new product, Tri-Shield™ First Defense®; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the efficiency and effectiveness of our manufacturing processes and related technical issues; estimates about our production capacity; the future adequacy of our working capital and the availability and cost of third party financing; the timing and outcome of pending or anticipated applications for regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future cost of our variable interest rate exposure on most of our bank debt; costs associated with sustaining compliance with current Good Manufacturing Practice (cGMP) regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance; factors that may affect the dairy and beef industries and future demand for our products; implementation of international trade tariffs that could reduce the export of dairy products weakening the price received by our customers for their product; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency values and fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors discussed above.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

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